EXHIBIT 10.31

ASCENTIAL SOFTWARE CORPORATION
SECOND AMENDED AND RESTATED 1994 STOCK OPTION AND AWARD PLAN

NOTICE OF RESTRICTED STOCK GRANT

Name of Grantee:	(INSERT NAME OF GRANTEE) (“Grantee”)

Restricted Stock:	(INSERT # OF RSA SHARES) shares of common stock, $0.01 par value, of Ascential Software Corporation (the “Shares”)

Grant Date:	(INSERT GRANT DATE) (the “Grant Date”)

Dates Upon Which Restrictions Lapse:

12.5% of the Shares, on achievement of Performance Target A

12.5% of the Shares, on achievement of Performance Target B

12.5% of the Shares, on achievement of Performance Target C

12.5% of the Shares, on achievement of Performance Target D

12.5% of the Shares, on achievement of Performance Target E

12.5% of the Shares, on achievement of Performance Target F

12.5% of the Shares, on achievement of Performance Target G

12.5% of the Shares, on achievement of Performance Target H

The applicable Performance Targets are set forth on Exhibit A hereto and may be adjusted in accordance with Section 6. Except as set forth in Sections 3 or 6 hereof (as applicable), on the fifth anniversary of the Grant Date the restrictions shall lapse with respect to all Shares for which the restrictions have not yet otherwise lapsed.

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          This Restricted Stock Grant Notice (this “Notice”) is delivered by Ascential Software Corporation, a Delaware corporation (the “Company”) to the Grantee. The Company hereby notifies the Grantee as follows:

1.	Subject to Second Amended and Restated 1994 Stock Option and Award Plan. The Company, pursuant to the Second Amended and Restated 1994 Stock Option and Award Plan, as amended (the “Plan”), which is incorporated herein by reference, and subject to the terms and conditions thereof, hereby grants to the Grantee the above described Restricted Stock Award, as a separate incentive in connection with his employment and not in lieu of any salary or other compensation for his services. As a condition to the receipt of this Restricted Stock Award, the Grantee shall pay to the Company, in the legal tender of the United States or its equivalent, the par value with respect to the aggregate amount of Shares, as soon as practicable following the date hereof. Except as set forth in Section 7, capitalized terms that are used but not defined herein shall have the meaning specified in the Plan. Notwithstanding the foregoing, the award described in Section 6(b) is not granted pursuant to the Plan.

2.	Restricted Period. From the Grant Date until the date on which the restrictions applicable to Shares shall lapse (each such period, a “Restricted Period”) as indicated above, the Grantee may not sell, assign, transfer, donate, pledge or otherwise dispose of Shares subject to a Restricted Period.

3.	Termination of Employment. Except as set forth in Section 6 hereof, all Shares held by the Grantee still subject to a Restricted Period shall be forfeited upon the Grantee’s Termination of Employment (as defined in Section 7) for any reason. Upon such forfeiture (or the cancellation of the award described in Section 6(b)), the Company shall return to the Grantee the par value amount (without interest) paid by the Grantee in respect of the forfeited Shares.

4.	Voting; Dividends. During the Restricted Period, the Grantee shall have the right to vote the Shares and to receive, free of restrictions, any dividends or distributions paid on such Shares.

5.	Withholding and Other Taxes. The Grantee may be required to make arrangements satisfactory to the Company to enable it to satisfy withholding taxes and other tax obligations relating to the Shares and any amounts or property paid with respect thereto (or, if applicable, with respect to the payments described in Section 6(b)). Payment of such requirements may be made, in the discretion of the Committee, (i) in cash, (ii) by delivery of shares of common stock of the Company registered in the name of the Grantee (for at least six months if acquired from the Company) having a Fair Market Value at the time the Grantee becomes subject to income tax equal to the minimum necessary amount of tax to be withheld, (iii) by the Company retaining or not issuing such number of Shares subject to the Award as have a Fair Market Value at the time the Grantee becomes subject to income tax equal to the minimum necessary amount of tax to be withheld (or, in the case of the payments described in Section 6(b), by withholding such amount in cash) or (iv) any combination of (i), (ii) and (iii) above.

6.	Conversion of Restricted Stock Award; Acceleration Events.

(a)	Except as set forth in Section 6(b), in the event of a Change in Control (as defined in Section 7), the vesting schedule for any unvested portion of the Shares (or such other securities as may be subject to the Restricted Stock Award pursuant to the adjustment of the award in accordance with Section 4.3 of the Plan) shall automatically be amended so that such unvested Shares shall no longer be subject to the achievement of the Performance Targets and shall instead become vested in four equal installments on each of the six month, twelve month, eighteen month and twenty-four month anniversaries of the Change in Control, subject to the Grantee’s continued employment as of each such anniversary date. All such unvested Shares shall become immediately vested upon the occurrence of a Qualifying Termination following a Change in Control or upon the Grantee’s termination due to death or Disability. Upon the occurrence of a Change in Control pursuant to which the holders of the Company’s common stock become entitled to receive cash in respect of such common stock, any remaining unvested Shares shall be cancelled and replaced with the award described in Section 6(b).

(b)	Upon the occurrence of a Change in Control pursuant to which the holders of the Company’s common stock become entitled to receive cash in respect of such common stock, any unvested portion of the Restricted Stock Award shall automatically be cancelled and the Company shall automatically issue the Grantee, in exchange for such cancelled portion of the Restricted Stock Award, a retention award (the “Retention Award”) with the following terms and conditions:

(i)	The aggregate potential value (the “Aggregate Value”) of the Retention Award shall equal the product of (i) the number of unvested Shares as of the date of the Change in Control and (ii) the amount of cash which a holder of unrestricted Company common stock would be entitled to receive in respect of such common stock pursuant to the Change in Control.

(ii)	The Grantee shall earn and, except as set forth below, immediately be paid (net of applicable withholding) the following portions of the Retention Award if the Grantee remains employed by the Company or an Affiliate (including any entity which becomes an Affiliate on or following the Change in Control) as of the following dates:

(1)	25% of the Aggregate Value on the six (6) month anniversary of the Change in Control

(2)	25% of the Aggregate Value on the one (1) year anniversary of the Change in Control

(3)	25% of the Aggregate Value on the eighteen (18) month anniversary of the Change in Control

(4)	25% of the Aggregate Value on the two (2) year anniversary of the Change in Control

(iii)	Any unpaid portion of the Retention Award shall be earned and paid immediately upon the occurrence of a Qualifying Termination (as defined in Section 7) which occurs on or following the Change in Control. Upon any termination other than a Qualifying Termination following a Change in Control, any unearned portion of the Retention Award shall be forfeited. Notwithstanding anything to the contrary set forth in this Section 6(b), if the Change in Control does not constitute a change in ownership or effective control of the Company for purposes of Section 409A of the Code, the payment to the Grantee of earned amounts of the Retention Award (as determined in accordance with this Section 6(b)) shall occur on the fifth anniversary of the Grant Date.

7.	Certain Definitions.

(a)	“Cause” (i) shall have the definition set forth in the Change in Control agreement between the Grantee and the Company, or (ii) if there is no such agreement: shall mean (A) any material act of fraud, misappropriation, dishonesty, embezzlement or similar conduct by the Grantee against the Company or any Affiliate or any client of the Company or an Affiliate; (B) conviction (including a plea of nolo contendere) of the Grantee for the commission of a felony; or (C) willful misconduct by the Grantee in connection with the performance of his duties that could reasonably be expected to adversely affect the Company’s or any Affiliate’s business or reputation.

(b)	“Change in Control” shall mean:

(i)	the approval by the stockholders of the Company of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) fifty-one percent (51%) or more of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation;

(ii)	any approval by the stockholders of the Company of a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s business operations or assets;

(iii)	any “person” (as that term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becoming the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then outstanding voting securities;

(iv)	a change in the composition of the board of directors of the Company, as a result of which less than a majority of the directors are Incumbent Directors. “Incumbent Directors” shall mean directors who either: (i) are directors of the Company as of January 26, 2005, or (ii) are elected, or nominated for election, to the board with the affirmative votes of at least a majority of those directors whose election or nomination was not in connection with any transaction described in subsections (a), (b), or (c) above, or in connection with an actual or threatened proxy contest relating to the election of directors of the Company; or

(v)	a finding by fifty percent (50%) or more of the Incumbent Directors that a sale, disposition, merger or other transaction or event designated by such Incumbent Directors in their sole discretion shall, under this Restricted Stock Grant Notice, constitute a Change in Control with respect to the Grantee.

(c)	“Good Reason” shall mean (i) the relocation of more than 50 miles of the Grantee’s primary business office from the location in effect immediately prior to a Change in Control or (ii) a reduction in the Grantee’s base salary or bonus opportunity, in each case from that in effect immediately prior to a Change in Control.

(d)	“Qualifying Termination” shall mean a Grantee’s Termination of Employment (i)

by the Company for any reason other than for Cause, (ii) by the Grantee for Good Reason or (iii) a termination due to the Grantee’s death or Disability (as defined in the Plan).

(e)	“Termination of Employment” means the termination of an individual’s employment with the Company and each Affiliate. Temporary absences from employment because of illness, vacation or leave of absence and transfers among the Company and any Affiliate shall not be considered Terminations of Employment.

8.	Requirements of Law. The obligation of the Company to deliver any stock under this Restricted Stock Grant Notice is specifically subject to all provisions of the Plan and all applicable laws, rules, regulations, securities exchange listing requirements and governmental approvals. The Company shall make reasonable efforts to meet the requirements of any such law, rule or regulation or securities exchange and to obtain any such consent or approval of any such governmental authority.

9.	No Effect on Employment. The terms of Grantee’s employment shall be determined from time to time by the Company, or the Affiliate employing the Grantee, as the case may be, and the Company, or the Affiliate employing the Grantee, as the case may be, shall have the right, which is hereby expressly reserved, to terminate or change the terms of the employment of the Grantee at any time for any reason whatsoever, with or without good cause.

10.	Committee Authority. The Committee shall have all powers and discretion necessary or appropriate to interpret the Plan and this Restricted Stock Grant Notice and to adopt such rules for the administration, interpretation and application of the Plan and this Restricted Stock Grant Notice as are consistent therewith and to interpret or revoke any such rules. All actions taken and all interpretations and determinations made by the Committee in good faith shall be final and binding upon the Grantee, the Company and all other interested persons. No member of the Committee shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or this Restricted Stock Grant Notice.

11.	Determination of Disability. The Committee (or its delegate), in making the determination as to whether the Grantee has incurred a Disability, may require the Grantee to be examined (and later reexamined) by a physician or physicians selected by the Committee (or its delegate). Failure by the Grantee to comply with such examination or reexamination shall result in a determination that the Grantee has not incurred a Disability.

12.	Notice. Any notice to be given to the Company under the terms of this Restricted Stock Grant Notice shall be addressed to the Company, in care of its Treasury Operations Manager, 50 Washington Street, Westborough, MA 01581, or at such other address as the Company may hereafter designate in writing. Any notice to be given to the Grantee shall be addressed to the Grantee at the address set forth beneath the Grantee’s signature hereto, or at such other address as the Grantee may hereafter designate in writing. Any such notice shall be deemed to have been duly given if and when enclosed in a properly sealed envelope, addressed as aforesaid, registered or certified and deposited, postage and registry fee prepaid, in a United States post office.

13.	Amendment. This Restricted Stock Grant Notice may be amended or modified at any time only by an instrument in writing signed by each of the Company and the Grantee.

14.	Headings. The headings of sections herein are included solely for convenience of reference and shall not affect the meaning or interpretation of any of the provisions hereof.

15.	Entire Agreement. The Restricted Stock Grant Notice and the Plan constitute the entire understanding among the parties with respect thereto is superseded by this Restricted Stock Grant Notice and the Plan.

16.	Provisions Severable. In the event that any provision in this Restricted Stock Grant Notice shall be held invalid or unenforceable, such provision shall be severable from, and such invalidity or unenforceability shall not be construed to have any effect on, the remaining provisions of this Restricted Stock Grant Notice.

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          This Restricted Stock Grant Notice is delivered under and subject to the provisions of the Plan, and all of the provisions of the Plan are hereby incorporated herein as provisions of this Restricted Stock Grant Notice. If there is a conflict between the provisions of this Restricted Stock Grant Notice and the provisions of the Plan, the provisions of the Plan will govern.

          IN WITNESS WHEREOF, the Company has caused this Restricted Stock Grant Notice to be executed by a duly authorized representative.

ASCENTIAL SOFTWARE CORPORATION
By:
Name:
Title:

EXHIBIT A

Performance Target A shall mean an increase of 25% in the Company’s “earnings per share” over the earnings per share reported by the Company for its 2004 fiscal year.

Performance Target B shall mean an increase of 50% in the Company’s “earnings per share” over the earnings per share reported by the Company for its 2004 fiscal year.

Performance Target C shall mean an increase of 75% in the Company’s “earnings per share” over the earnings per share reported by the Company for its 2004 fiscal year.

Performance Target D shall mean an increase of 100% in the Company’s “earnings per share” over the earnings per share reported by the Company for its 2004 fiscal year.

Performance Target E shall mean an increase of 125% in the Company’s “earnings per share” over the earnings per share reported by the Company for its 2004 fiscal year.

Performance Target F shall mean an increase of 150% in the Company’s “earnings per share” over the earnings per share reported by the Company for its 2004 fiscal year.

Performance Target G shall mean an increase of 175% in the Company’s “earnings per share” over the earnings per share reported by the Company for its 2004 fiscal year.

Performance Target H shall mean an increase of 200% in the Company’s “earnings per share” over the earnings per share reported by the Company for its 2004 fiscal year.

For purposes of this Restricted Stock Grant Notice, “earnings per share” shall mean the Company’s net income (loss) per share as reported on a diluted basis in the Company’s Annual Report on Form 10-K for the respective fiscal year, but excluding for such purposes all stock based compensation expenses. All determinations with respect to the determination of earnings per share and the achievement of the foregoing performance targets shall be made by the Board, in its good faith discretion.